Education Management LLC Reports Record Fiscal 2007 Third Quarter Results

      PITTSBURGH, May 9 /PRNewswire/ -- Education Management LLC, one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended March 31, 2007. Net revenues rose 17.3% to $366.7 million for the third quarter of fiscal 2007 with enrollment for the Spring quarter of approximately 80,800 students, up 15.8% from the same period in the prior year.

      Todd S. Nelson, President and Chief Executive Officer of Education Management, commented, "We are pleased with the results from our fiscal third quarter. We see positive enrollment trends and believe that the investments we continue to make in online education, marketing and admissions, start-ups and new programs provide a strong foundation for growth and solid financial results for the remainder of this fiscal year and fiscal 2008."

      Financial Highlights

      * Net revenues for the three months ended March 31, 2007 increased 17.3% to $366.7 million, compared to $312.5 million for the same period a year ago. This increase was impacted by a 13.7% increase in average total student enrollment and an approximate 5% increase in tuition rates.

      * For the third quarter of fiscal 2007, net income decreased to $17.6 million from $40.4 million in the prior year period due primarily to interest expense incurred during the fiscal 2007 third quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 20.1% to $97.2 million from $80.9 million for the same period a year ago primarily due to higher revenue and the benefit of lower compensation expense under Statement of Financial Accounting Standards (SFAS) No. 123(R). The Company recorded no compensation expense under SFAS No. 123(R) during the third quarter of fiscal 2007 as compared to $4.0 million during the same period in the prior year. For the third quarter of fiscal 2007, the year over year reduction in expenditures associated with the acquisition of the Company by private investors (the "Transaction") was $2.4 million.

      * At March 31, 2007, cash and cash equivalents were $282.6 million compared to $263.3 million at June 30, 2006. There were no outstanding borrowings on the revolving credit facility at March 31, 2007 compared with borrowings of $160.0 million at June 30, 2006.

      * Cash flow from operations for the nine month period ended March 31, 2007 was $264.1 million compared to $321.7 million in the prior year period. The lower amount this fiscal year was primarily due to interest payments on outstanding indebtedness.

      * Cash paid for capital expenditures was $75.7 million, or 7.5% of net revenues, for the nine months ended March 31, 2007 compared to $48.9 million, or 5.6% of net revenues, for the same period in fiscal 2006.

      The presentation of EBITDA and Adjusted EBITDA does not comply with generally accepted accounting principles (GAAP). For an explanation of EBITDA and Adjusted EBITDA (used for covenant compliance) and a reconciliation to GAAP, see the Non-GAAP Financial Measures disclosures in the financial tables section below.

      Student Enrollment

      At the start of the current Spring quarter (fourth quarter of fiscal
2007), total enrollment at our schools was approximately 80,800 students, a 15.8% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 15.0% to approximately 80,300 students. Students enrolled in fully online programs increased 116.3% to approximately 9,200 students.


                                      2007            2006       Percentage
                                     Spring          Spring        Change

    Total enrollment                 80,800          69,800         15.8%
    Same-school enrollment
     (owned for 1 year or more)      80,300          69,800         15.0%

    Students enrolled in fully
     online programs                  9,200           4,200        116.3%


      Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due primarily to an increased percentage of students at our schools enrolling in online programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

      Change in Ownership

      On June 1, 2006, a consortium of investors acquired Education Management Corporation in a transaction valued at approximately $3.4 billion. Education Management Corporation contributed substantially all of its assets and liabilities to Education Management LLC in connection with the closing of the transaction. Periods prior to June 1, 2006 refer to Education Management Corporation, or the "Predecessor", while periods after the closing of the transaction refer to Education Management LLC, or the "Successor".

      Conference Call and Webcast

      Education Management will host a conference call to discuss its fiscal 2007 third quarter on Thursday, May 10, 2007 at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2053 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.

      About Education Management

      Education Management (www.edmc.com), with over 80,300 students as of Fall 2006, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue. Education Management has 74 primary locations in 24 states and two Canadian provinces. Education Management's educational institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate's through doctoral degrees. Education Management has provided career-oriented education for over 40 years.

      Cautionary Statement

      This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

      COMPANY CONTACTS:
      James Sober, CFA
      Vice President, Finance
      (412) 995-7684

                  EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF OPERATIONS - FISCAL THIRD QUARTER
                        (Dollars in millions) (Unaudited)

                         Successor   Predecessor   Successor   Predecessor
                               For the three             For the nine
                               months ended              months ended
                                 March 31,                 March 31,
                             2007         2006         2007         2006

    Net revenues           $ 366.7      $ 312.5    $ 1,016.0      $ 878.1
    Costs and expenses:
      Educational services   207.6        178.4        589.0        520.8
      General and
       administrative         79.9         68.7        225.3        190.7
      Amortization of
       intangible assets       4.9          0.8         14.9          3.5
        Total cost and
         expenses            292.4        247.9        829.2        715.0

    Income before interest
     and income taxes         74.3         64.6        186.8        163.1
      Interest (income)
       expense, net           41.5         (2.2)       128.6         (4.3)

    Income before
     income taxes             32.8         66.8         58.2        167.4
      Provision for
       income taxes           15.2         26.4         25.0         65.5

    Net income              $ 17.6       $ 40.4       $ 33.2      $ 101.9

                  EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
                SELECTED CASH FLOW DATA - FISCAL THIRD QUARTER
                        (Dollars in millions) (Unaudited)

                                           Successor     Predecessor
                                           For the nine months ended
                                                    March 31,
                                              2007            2006

    Net cash flows provided by operations   $ 264.1         $ 321.7
    Depreciation and amortization              67.7            50.5
    Capital expenditures (a)                  (75.7)          (48.9)

     (a) represents cash paid for property and equipment, leasehold improvements and online curriculum development



                  EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
              SELECTED BALANCE SHEET DATA - FISCAL THIRD QUARTER
                        (Dollars in millions) (Unaudited)

                                              Successor   Predecessor
                                                    As of March 31,
                                                  2007          2006

    Cash and cash equivalents                   $ 282.6       $ 394.0
    Current assets                                395.5         480.4
    Total assets                                3,933.4       1,159.2
    Revolver                                         --            --
    Current liabilities                           402.7         293.1
    Long-term debt (including current portion)  1,943.4           5.1
    Shareholders' equity                        1,304.6         808.0



                  EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
          RECONCILIATION OF NON-GAAP MEASURES - FISCAL THIRD QUARTER
                    Reconciliation of Net Income to EBITDA
                        (Dollars in millions) (Unaudited)


      Non-GAAP Financial Measures

      EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense (income), taxes, depreciation and amortization. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between the historical results of Education Management Corporation (Predecessor) and future results of Education Management LLC (Successor) that reflect purchase accounting and the new capital structure.

                          Successor   Predecessor    Successor   Predecessor
                               For the three               For the nine
                                months ended               months ended
                                  March 31,                   March 31,
                             2007          2006          2007          2006

    Net income              $ 17.6        $ 40.4        $ 33.2       $ 101.9

      Interest (income)
       expense, net           41.5          (2.2)        128.6          (4.3)
      Provision for
       income taxes           15.2          26.4          25.0          65.5
      Depreciation and
       amortization (a)       22.9          16.3          67.7          50.5
    EBITDA                  $ 97.2        $ 80.9       $ 254.5       $ 213.6

     (a) includes non-cash charges related to fixed asset impairments and write-offs



                  EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
                     RECONCILIATION OF NON-GAAP MEASURES
   Reconciliation of Net Income to Adjusted EBITDA for Covenant Compliance
                        (Dollars in millions) (Unaudited)

      Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing the notes and in our senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the notes and our senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

                                                  For the twelve
                                                   months ended
                                                     March 31,
                                                       2007

    Net income                                         $12.0

      Interest expense, net                            141.7
      Provision for income taxes                        20.7
      Depreciation and amortization (1)                 87.4

    EBITDA                                             261.8

      Reversal of impact of unfavorable leases (2)      (1.6)
      Equity compensation expense (3)                   14.9
      Transaction and advisory expense (4)              39.4
      Severance and relocation (5)                       3.2

    Adjusted EBITDA - Covenant Compliance (6)         $317.7


      (1) includes non-cash charges related to fixed asset impairments and write-offs

      (2) represents non-cash income due to the amortization of $7.3 million of unfavorable lease liabilities resulting from fair value adjustments required under purchase accounting as part of the Transaction

      (3)   represents non-cash equity compensation under SFAS No. 123R

      (4) represents costs associated with the Transaction of accounting, placement, other financing, investment banking, legal, and other professional fees and costs, as well as employee compensation and payroll taxes. Also includes $4.2 million of advisory fees incurred under a management advisory agreement with the Sponsors and Leeds Equity Partners

      (5) represents severance and relocations expenses incurred during the twelve months ended March 31, 2007

      (6) as defined in the Company's Credit and Guaranty Agreement, dated June 1, 2006; the Indenture, dated June 1, 2006 governing the 8-3/4% Senior Notes due 2014; and the Indenture, dated June 1, 2006 governing the 10 1/4% Senior Subordinated Notes due 2016





SOURCE Education Management LLC -0- 05/09/2007 /CONTACT: James Sober, CFA, Vice President, Finance, of Education Management LLC, +1-412-995-7684/ /Web site: http://www.edmc.com /